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                                                                   Exhibit 10.11

                         SERVICES AND SUPPORT AGREEMENT

This Services and Support Agreement (the "Agreement") is dated and effective as of October 1, 2002 (the "Effective Date") between MEDAIRE, INC. an Arizona corporation ("MedAire), and BANNER HEALTH SYSTEM, an Arizona nonprofit corporation ("Banner").

                                    RECITALS:

     A. MedAire provides, or makes arrangements for medical advisory services and specialist consultations to commercial and private air and watercraft, to travelers and to persons and medical clinics in remote locations (including clinics owned or affiliated with MedAire).

     B. Banner operates an emergency services department at Good Samaritan Regional Medical Center ("GSRMC") in Phoenix, Arizona, a regional hospital providing tertiary and quaternary services.

     C. The parties desire to set forth the terms and conditions of the ongoing relationship between MedAire and GSRMC.

                                   AGREEMENT:

1. Term: The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2007.

2. Lease: Simultaneously with execution of this Agreement, Banner and MedAire shall execute and deliver a lease agreement (the "Lease") for the lease of approximately 490 square feet of space (the "MedLink Facility") within GSRMC by Banner to MedAire. The Lease shall he in the firm attached hereto as Exhibit 2.

3. Emergency Physician Support Services.

     3.1 Provided that MedAire secures the agreement of the emergency physician group then providing emergency physician services for- the Emergency Department at GSRMC. Banner authorizes the provision of certified emergency physician medical advisory services for MedAire's MEDLINK program through such physician group. The emergency physicians may be the physician(s) on duty in the Emergency Department of GSRMC or other emergency departments in the Banner system, as mutually agreed by the patties. The physicians shall provide medical advice or consultation, and recommendation for further professional assistance, medical transportation or treatment on behalf of MedAire to MedAire clients or affiliates via telephone, radio, e-mail or video-conferencing. The parties acknowledge and agree that all medical advisory services are provided to the clients or affiliates of MedAire, and that such physicians will not establish a physician-patient relationship in connection with such medical advisory services.

     3.2 Unless otherwise agreed by MedAire and the emergency physicians group at GSRMC, Banner authorizes such emergency physician medical advisory services to be available twenty-four (24) hours a day, seven (7) days per week, as needed by MedAire, and Banner agrees to operate the GSRMC Emergency Department on such a basis unless prevented from doing so by force majeure or other circumstances beyond the reasonable control of Banner. MedAire acknowledges and agrees, however, that the first priority of the emergency physician group at GSRMC shall be to render emergency physician services to patients in the GSRMC Emergency Department, and that medical advisory services shall he provided on behalf of MedAire to MedAire clients or affiliates only when consistent with proper patient care in the GSRMC Emergency Department.
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     3.3  If the arrangement between Banner and an emergency physician group staffing the Emergency Department of GSRMC is terminated and Banner enters into a contract with a new emergency physician group, MedAire will be notified of the anticipated change and may offer input and recommendations with respect to the selection of a new emergency physician group.

     3.4 MedAire shall enter into a contract directly with the GSRMC emergency physician group pursuant to which MedAire shall compensate such physician group directly for all services provided by such group to or on behalf of MedAire to MedAire's clients and affiliates. In no event shall Banter be responsible for payment for any services provided by the GSRMC emergency physician group to, or on behalf of MedAire.

4. Specialist Telemedicine Support Services

     4.1 Banner shall, in connection with the telemedicine program at GSRMC, arrange for the creation of a panel of physician specialists from the GSRMC medical staff to be available subject to the execution of agreements between such physicians and MedAire, to provide global telephone and video consultations and medical advisory services on behalf of MedAire to MedAire clients and affiliates. Banner shall also provide clerical support for the maintenance of such physician panel. Such physician specialists shall contract directly with MedAire, and the terms, compensation, availability and response times shall be governed by such agreements. Banner shall not be a party to such agreements, but MedAire shall notify Banner prior to executing an agreement with any physician member of the panel and shall provide a copy of the proposed agreement to Banner. For so long as Banner is providing insurance pursuant to Section 5.2 for such physicians for telemedicine services, Banner shall have the right to review and approve the provisions of such agreements with respect to the insurance coverage and indemnification rights and obligations pertaining to such physicians.

     4.2 Banner shall provide outreach nurses at GSRMC on a twenty-fours/day, seven-days week basis. Such nurses shall he available to receive requests from ;MedAire for consultations, shall triage such calls and shall refer the calls to the appropriate and available member of the GSRMC telemedicine specialist panel.

     4.3 Banner shall provide medical directorship services for the GSRMC telemedicine program, which medical directorship services shall include oversight of medical advisory and consultative telemedicine provided by members of the GSRMC telemedicine panel on behalf of MedAire to MedAire's clients or affiliates.

     4.4 Banner shall provide videoconferencing equipment for use by MedAire for video consultations provided by members of the physician specialty panel under the MedAire global telemedicine program. MedAire shall be responsible for all long- distance line charges incurred in connection with all video and telephone consultations, including charged incurred in connection with the transmission of patient records and other data.

     4.5 For the technical, organizational outreach nurse and medical directorship services provided by BHS pursuant to this Section 4, MedAire shall pay to BHS a usage fee of $ 100.00 for each consultation provided by the GSRMC telemedicine panel on behalf of MedAire to MedAire clients or affiliates. Such a per-consultation fee is being implemented because of uncertainty as to the ultimate success and volume of the MedAire global telemedicine program, and the Banner resources necessary to provide the services contemplated hereunder. On or about the first anniversary of the Effective Date, the parties agree to negotiate in good faith regarding the adequacy of the fee and as to whether the fee should he converted to a periodic stipend or other compensation methodology.

5. Insurance.

     5.1 For the period that commenced on January I, 2002 until June 30, 2003 (or such earlier date as MedAire shall designate by notice to Banner), Banner will provide, or arrange for, insurance the following insurance coverages: (a) professional and general liability for MedAire and the emergency physicians at GSRMC under contract with MedAire for claims arising out of the emergency medical advisory services described in
          Section 3.1. (b) directors and officers liability for the officers and directors of MedAire, (c) property insurance and (d) such other insurance as agreed from time to time by MedAire and BHS. The insurance provided pursuant to this Section is: (i) limited to MedAire and its subsidiaries, and (ii) included within the overall insurance program of Banner and, therefore, is subject to change as appropriate, in the reasonable judgment of Banner, in accordance with changes in the overall Banner insurance program. MedAire acknowledges and
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          agrees that a substantial amount of the insurance provided pursuant to this Section 5.1 is self insurance provided through Banner's wholly owned subsidiary, Samaritan Insurance Funding Ltd. ("SJFI,"). The specific terms of the coverages to be provided pursuant to this Section are set forth in Exhibit 5.1. as the same may be amended from time to time, and in the event of any inconsistency between this
          Section 5.1 and Exhibit 5.1, the provisions of Exhibit 5.1 shall govern. For the insurance provided pursuant to this Section 5.1, MedAire shall pay to Banner the premium amount determined by Banner to be appropriate in its reasonable judgment, taking into account the fair market value of such insurance, the risks presented by MedAire's operations, the past loss experience of MedAire, and other factors appropriate to a prudent underwriting of MedAire's risks. The insurance provided under this Section 5.1 shall terminate no later than 11:59 p.m. on June 30, 2003, and MedAire ha the sole responsibility to arrange for alternative insurance coverage thereafter.

     5.2 Subject to the right of cancellation set forth herein, Banner shall, during the term of this Agreement. provide, or arrange for, professional liability insurance for members of the GSRMC physician specialty panel who contract to provide services on behalf of MedAire pursuant to Section 4.1 for professional liability claims arising against such physicians arising out of services rendered on behalf of MedAire under MedAire's global telemedicine program. Banner may terminate such coverage at any time, with or without cause, upon 90 clays' prior notice to MedAire. MedAire acknowledges that a substantial amount of the coverage to be provide pursuant to this
          Section 5.2 will be self-insurance provided through SIFL. The specific terms of the coverage provided pursuant to this Section 5.2 may be amended by Banner from time to time as deemed appropriate in the reasonable judgment of Banner.

6. MedAire Obligations.

     6.1 MedAire shall provide to the MedLink Facility and the GSRMC Emergency Department one or more Communication Specialists to support Banner's responses to emergency telecommunications from various Arizona-based advanced life support service providers. Emergency telecommunications support shall include, but is not limited to, notification of inbound patients, responses to requests for medical orders, and determination and communication of trauma bed availability. MedAire Communication Specialists shall answer incoming calls and will notify the GSRMC Emergency Department charge nurse or emergency physician on duty, as appropriate. MedAire Communication Specialists shall assist the Phoenix Fire Department on test calls to verify telemetry equipment functionality. MedAire shall make such Communication Specialists available twenty-four (24) hours per day, seven (7) days per week, to provide the services required in this Section 6.1.

     6.2 Except as expressly provided herein, MedAire will be responsible. at its own expense for acquiring, installing, operating and maintaining all equipment required for the MedLink Facility including all telecommunications equipment, computers recording equipment, telemetry and other equipment.

7. Future Expansion. The parties agree that additional locations may be required in the future to ensure continued high quality and performance as the number of MedAire clients and affiliates grows. The parties agree that the creation and implementation of such additional sites will he determined by mutual agreement and agree to diligently work together in good faith to effect such change in an expeditious manner.

8. Invoicing and Payment.

     8.1 Banner shall submit monthly invoices for all fees due from MedAire to the attention of

               MEDAIRE, INC.
               Accounts Payable Department
               80 E. Rio Salado Parkway No. 610
               Tempe, Arizona 85281

     8.2 Payment for invoices are due thirty (30) days from receipt of invoice. If invoiced amounts arc not paid within thirty (30) days from receipt of invoice, MedAire agrees to pay all sums due, plus a late charge equal to one and half percent (1'/%) per month of such sums due until fully paid.

9. Relationship of the Parties. The parties intend that an independent contractor relationship be established by this Agreement. The conduct of the services to he rendered hereunder shall be solely within the control of the party providing such service. Neither party is entitled to any of the benefits that each company provides to its employees. Nothing in this Agreement shall be interpreted as granting either party the right or authority to make commitments of any kind for the other, implied or
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otherwise, without prior review and written agreement.

10. Confidentiality

     10.1 Each party shall treat as confidential the other party's information, including financial planning and marketing and patient records, and will comply with applicable criteria relative to the release of such information. Each party shall treat as confidential any information in reference to Physicians' fee schedules, financial information, and the provisions of this contract in reference to the other party's fees, charges, or financial obligations.

     10.2 MedAire hereby expressly agrees to comply with any Banner rules, regulations and policies implementing Health Insurance Portability and Accountability Act requirements whether now or hereafter existing.

11. Termination. This Agreement may be terminated by either party if the other party breaches this Agreement in any material respect, and such breach is not cured by the breaching party within 15 days after notice of the breach is given by the non-breaching party. In addition, this Agreement shall terminate upon expiration or earlier termination of the Lease, or if an Event of Default occurs under the Lease.

12. Indemnification.

     12.1 MedAire shall indemnify and save harmless Banner from and against all actions, claims and demands whatsoever, including costs, expenses and attorney's fees resulting from or claimed to have resulted from any willful misconduct or negligent acts or omissions of MedAire or its employees or agents. MedAire agrees to defend against all actions, claims and demands whatsoever, including costs, expenses and attorney's fees, asserted against Banner, arising out of this indemnity.

     12.2 Banner shall indemnify and save harmless the MedAire against all actions, claims and demands whatsoever, including costs, expenses and attorney's fees resulting from or claimed to have resulted from any willful misconduct or negligent acts or omissions of Banner or its employees or agents. Banner agrees to defend against all actions, claims and demands whatsoever, including costs, expenses and attorney's fees, asserted against MedAire arising out of this indemnity.

13. Notices. Any notice required to be given under this Agreement shall he in writing, and s shall be deemed delivered when personally delivered, or three (3) days after the same is sent by certified mail, postage paid, as follows:

     Intended to MedAire: MEDAIRE, inc.
                          80 E. Rio Salado
                          Parkway No. 610
                          Tempe, Arizona 85281
                          Attention: Kjell Andreassen

     Intended to Banner:  Banner Health System
                          1441N. 12i1' Street
                          Phoenix. Arizona 85006
                          Attention: Susan Edwards. President,
                          Arizona Region

     With a Copy to:      David Bixby
                          Sr. Vice President/General Counsel
                          Banner Health System - Legal Department
                          1441N. 1 2'x' Street
                          Phoenix, Arizona 85006

14. General Provisions

     14.1 The Agreement constitutes the entire Agreement between the parties hereto on the subject discussed herein and no party hereto shall he bound by a communications between them on the subject matter hereof unless such communications are in writing and bear a date contemporaneous with or subsequent to the date hereof and are executed by the parties.

     14.2 No waiver or modification of this Agreement or any covenant condition or limitation herein contained shall he valid unless in writing and duly executed by the parties hereto.

     14.3 This Agreement shall he construed in accordance with and governed by
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          the internal laws of the State of Arizona, without regard to conflict of laws principals.

     14.4 If prior to the expiration of the term of this Agreement, any federal, state or local regulatory body, including but not limited to Centers for Medicare and Medicaid Services, U.S. Department of Health and Human Services or the Internal Revenue Service (IRS) determines that this Agreement is illegal or jeopardizes either party's tax status or otherwise materially affects either party's business, Banner may, by action of its Board of Directors acting in its sole discretion, terminate this Agreement.

     14.5 Banner is hereby expressly authorized and permitted to assign all of its right, title and interest under the Agreement to a related or affiliated entity, or to any entity that results from joint venture, merger, consolidation or acquisition or sale of all or substantially all of the assets or business operations of Banner or GSRMC. MedAire is hereby expressly authorized and permitted to assign all of its right, title and interest in and to this Agreement to a successor Nevada corporation by merger with MedAire. Except as otherwise provided herein, neither party may assign any of its tight, title or interest in and to this Agreement.

     14.6 MedAire hereby expressly represents and warrants to Banner that neither MedAire nor any officer, director, owner of 5% or more of the outstanding stock of MedAire, nor any immediate family or household member (as that term is defined by Public Law 105-33, Section 4303) of any such officer, director or owner has been placed on the sanctions list issued by the Office of the Inspector General of the Department of Health and Human Services pursuant to provisions of 42 U.S.C.
          Section 1320a.7 or been excluded from government contracts by the General Services Administration (GSA). If, during the term of this Agreement, MedAire or any employee or owner of MedAire, or any immediate family or household member or any employee or owner of MedAire, is placed on the sanctions list, MedAire shall immediately notify Banner in writing of the event and such notice shall contain the reasonably sufficient information to allow Banner to determine the nature of the sanction. Banner shall have the right to terminate this Agreement immediately by written notice to MedAire if MedAire or any officer, director or owner of 5% or more of the outstanding stock of MedAire, or any immediate family or household member or any officer, director or such owner of MedAire is placed on the sanctions list or banned from government contracts by the GSA, and such person's connection with MedAire is not completely and irrevocably severed within 10 days after demand for such severance by Banner.

BANNER HEALTH SYSTEM, an                MEDAIRE, Inc.,
Arizona nonprofit corporation           an Arizona corporation


By: /s/ Susan Edwards                   By: /s/ Joan Garrett
    ---------------------------------       ------------------------------------
Its: President, Arizona Region          Its: President
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                                    EXHIBIT 2
                                 FORM OF LEASE:





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